Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Perficient, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-89076, No. 333-42624, No. 333-100490, No. 333-116549, No. 333-117216, No. 333-123177, No. 333-129054, No. 333-138602, No. 333-142267, No. 333-145899, No. 333-147687, No. 333-148978, and No. 333-152274) on Form S-3 and (No. 333-42626, No. 333-44854, No. 333-75666, No. 333-118839, No. 333-130624, No. 333-147730, No. 333-157799, and No. 333-160465) on Form S-8 of Perficient, Inc. (the Company) of our report dated March 2, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of the Company.

Our report dated March 2, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states the Company acquired Kerdock Consulting, LLC (Kerdock) and speakTECH during 2010, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, Kerdock’s and speakTECH’s internal control over financial reporting associated with 9% and 4% of the Company’s total assets and total revenues, respectively, as of and for the year ended December 31, 2010. Our audit of internal control over financial reporting of the Company as of December 31, 2010 also excluded an evaluation of the internal control over financial reporting of Kerdock and speakTECH.
/s/ KPMG LLP
St. Louis, Missouri
March 2, 2011